Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of First Federal of Northern Michigan Bancorp, Inc. (the “Registrant”) of our report dated March 18, 2014, with respect to the financial statements of the Registrant as of December 31, 2013 and 2012, and for the years then ended, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus of First Federal of Northern Michigan Bancorp, Inc. and Alpena Banking Corporation, which is part of this Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

April 10, 2014